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EXHIBIT 21.1

GOVERNMENT PROPERTIES INCOME TRUST
SUBSIDIARIES OF THE REGISTRANT

Name	State of Formation, Organization or Incorporation
Government Properties Income Trust LLC	Delaware
GPT Properties Trust	Maryland
3300 75th Avenue LLC	Delaware
GPT Properties LLC	Delaware
GPT Realty Trust (Nominee Trust)	Massachusetts
GOV Grand Oak Properties Trust	Maryland
GOV Lakewood Properties Trust	Maryland
GOV TRS, Inc.	Maryland
One State Street Square Urban Renewal L.L.C.	New Jersey
GOV Intech LLC	Delaware

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  EXHIBIT 21.1
GOVERNMENT PROPERTIES INCOME TRUST SUBSIDIARIES OF THE REGISTRANT